Exhibit 99.1

February 18, 2021

Dear Shareholders:

On behalf of Pinnacle Bankshares Corporation, the one-bank holding company for First National Bank, it is my pleasure to inform you that the Board of Directors declared a cash dividend of $0.14 per share on February 9, 2021, payable March 5, 2021 to shareholders of record as of February 19, 2021, marking the thirty-fourth consecutive quarter that a dividend has been declared. Our Board remains committed to a disciplined dividend strategy that provides this type of quarterly return on your investment, while also increasing capital through retained earnings to support continued growth.

As per our Fourth Quarter and 2020 Earnings Release distributed last week, Pinnacle generated $3,380,000 in net income last year, which included a $2,694,000 bargain purchase gain and $2,889,000 in expenses related to our merger with Virginia Bank Bankshares, Inc. The merger closed on October 30, 2020 and core conversion was just completed. We are pleased with this accomplishment and the level of profitability achieved during such a challenging year. Pinnacle is now positioned for the future with over $860 million in total assets and a market footprint that stretches from Danville to Charlottesville.

As of market close on February 17, 2021, Pinnacle’s share price was $25.00, based on its last trade, an increase of $5.75 or 30% since merger closing. Our book value as of December 31, 2020 was $28.11. Pinnacle’s share price has been negatively impacted by the impacts of the pandemic on the economy, and consequently interest rates, which has been the case for the share price of many other banking companies. While challenges remain, we are optimistic regarding Pinnacle’s future and our ability to execute plans intended to enhance shareholder returns.

A copy of our Earnings Release, which includes selected unaudited financial highlights, is being provided for your review. This information is also posted on our website, located at www.1stnatbk.com, under the Investors Relations tab. Should you have any questions regarding the information provided, you may contact me at 434-369-3038 or our Chief Financial Officer, Bryan M. Lemley, at 434-477-5882.

Further details regarding last year’s performance will be provided in our 2020 Annual Report on Form 10-K to be distributed in the near future. Our Annual Meeting of Shareholders will be conducted on Tuesday, May 11, 2021, beginning at 10:00 a.m. at Virginia Technical Institute, located at 201 Ogden Road, Altavista, VA 24517.

As always, thank you for your support, confidence and continued interest in Pinnacle Bankshares Corporation and First National Bank.

Sincerely,

Aubrey H. Hall, III “Todd”

President & CEO